EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-158201 and 333-225950) on Form S-8 of Oak Valley Bancorp of our reports dated April 1, 2024, relating to the consolidated financial statements of Oak Valley Bancorp, appearing in this Annual Report on Form 10-K of Oak Valley Bancorp for the year ended December 31, 2023.

/s/ RSM US LLP

San Francisco, CA

April 1, 2024